Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures

We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Second Quarter
	June 30, 2019				June 30, 2018
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$14,006	$-	$(11,984)	$2,022	$13,682	$-	$(11,853)	$1,829
Strategic and managed services	-	3,848	-	3,848	-	3,603	-	3,603
Legacy voice and data services	-	2,331	-	2,331	-	2,730	-	2,730
Other services and equipment	-	449	-	449	-	317	-	317
Wireless equipment	3,506	-	(2,884)	622	3,600	-	(3,016)	584
Total Operating Revenues	17,512	6,628	(14,868)	9,272	17,282	6,650	(14,869)	9,063

Operating Expenses
Operations and support	9,654	3,982	(8,097)	5,539	9,663	4,038	(8,085)	5,616
EBITDA	7,858	2,646	(6,771)	3,733	7,619	2,612	(6,784)	3,447
Depreciation and amortization	2,025	1,256	(1,720)	1,561	2,113	1,180	(1,806)	1,487
Total Operating Expenses	11,679	5,238	(9,817)	7,100	11,776	5,218	(9,891)	7,103
Operating Income	5,833	1,390	(5,051)	2,172	5,506	1,432	(4,978)	1,960
Equity in net Income of Affiliates	-	-	-	-	-	1	-	1
Operating Contribution	$5,833	$1,390	$(5,051)	$2,172	$5,506	$1,433	$(4,978)	$1,961
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Six-Month Period
	June 30, 2019				June 30, 2018
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$27,798	$-	$(23,863)	$3,935	$27,085	$-	$(23,465)	$3,620
Strategic and managed services	-	7,640	-	7,640	-	7,198	-	7,198
Legacy voice and data services	-	4,735	-	4,735	-	5,595	-	5,595
Other services and equipment	-	751	-	751	-	604	-	604
Wireless equipment	7,281	-	(6,063)	1,218	7,552	-	(6,390)	1,162
Total Operating Revenues	35,079	13,126	(29,926)	18,279	34,637	13,397	(29,855)	18,179

Operating Expenses
Operations and support	19,835	8,022	(16,678)	11,179	19,765	8,054	(16,609)	11,210
EBITDA	15,244	5,104	(13,248)	7,100	14,872	5,343	(13,246)	6,969
Depreciation and amortization	4,060	2,491	(3,449)	3,102	4,208	2,350	(3,613)	2,945
Total Operating Expenses	23,895	10,513	(20,127)	14,281	23,973	10,404	(20,222)	14,155
Operating Income	11,184	2,613	(9,799)	3,998	10,664	2,993	(9,633)	4,024
Equity in net Income of Affiliates	-	-	-	-	-	-	-	-
Operating Contribution	$11,184	$2,613	$(9,799)	$3,998	$10,664	$2,993	$(9,633)	$4,024
[1] Non-business wireless reported in the Communication segment under the Mobility business unit.

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